Exhibit 99.1
AÉROPOSTALE REPORTS RECORD RESULTS FOR THE SECOND QUARTER OF 2007
Net Sales of $311.2 Million
Split Adjusted Earnings Per Share Growth of 90% to $0.19 Per Diluted Share
Provides Third Quarter Guidance
New York, New York, August 23, 2007 — Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for young men and women, today reported results for the second quarter ended August 4, 2007. Due to our 3-for-2 stock split which was distributed to shareholders on August 21, 2007, all per share data is presented on a post-stock split basis.
Net income for the second quarter of fiscal 2007 was $14.7 million, or $0.19 per diluted share, an increase of 90.0% compared to net income of $8.4 million, or $0.10 per diluted share, in the second quarter of fiscal 2006.
For the second quarter of fiscal 2007, total net sales increased 13.3% to $311.2 million from $274.6 million in the second quarter of fiscal 2006. For the second quarter, same store sales decreased 4.1%, compared to the corresponding period ended August 5, 2006. Year-to-date, total net sales increased 12.7% to $587.0 million from $520.9 million in the year-ago period. Year-to-date, same store sales decreased 1.1%, compared to the corresponding period ended August 5, 2006.
Julian R. Geiger, Chairman and Chief Executive Officer, said, “We are pleased with our accomplishments for the quarter, which reflect the strength and balance of our merchandise assortment as well as our disciplined approach to inventory management. During the quarter we were able to generate strong increases in our gross margin and, as a result, deliver record second quarter earnings, which were at the high end of our previously issued guidance.”
Third Quarter Guidance
The Company announced its earnings guidance for the third quarter of fiscal 2007. The Company believes it will achieve third quarter earnings in the range $0.43 to $0.45 per diluted share, compared to net earnings of $0.41 per share in the third quarter of last year.
The Company believes that the disclosure of sales on a pro-forma basis due to the 53rd week in fiscal 2006, which is a non-GAAP financial measure, provides investors useful information to help them better understand the Company’s results.
Conference Call Information:
The Company will be holding a conference call today at 4:15 P.M. EDT to review its second quarter 2007 financial results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and at www.fulldisclosure.com. To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products are currently purchased only in its stores, on-line through its e-commerce website (www.aeropostale.com) or at organized sales events at college campuses.
The Company currently operates 780 Aéropostale stores in 47 states, 4 Aéropostale stores in Canada and 14 Jimmy’Z stores in 11 states.
SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN “FORWARD-LOOKING STATEMENTS” CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY’S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY’S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	August 4,	February 3,	July 29,
	2007	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$164,520	$200,064	$117,307
Short-term investments	39,476	76,223	34,117
Merchandise inventory	150,605	101,476	154,720
Other current assets	44,849	21,030	30,015

Total current assets	399,450	398,793	336,159

Fixtures, equipment and improvements, net	209,270	175,591	178,972

Other assets	8,400	6,780	4,435

TOTAL ASSETS	$617,120	$581,164	$519,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$99,219	$63,918	$99,391
Accrued expenses	64,437	100,880	54,640

Total current liabilities	163,656	164,798	154,031

Other non-current liabilities	114,097	104,250	100,639

Stockholders’ equity	339,367	312,116	264,896

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$617,120	$581,164	$519,566

EXHIBIT B
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

		13 weeks ended
	August 4, 2007		July 29, 2006
		% of sales		% of sales
Net sales	$311,236	100.0%	$274,624	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	214,358	68.9	202,048	73.6

Gross profit	96,878	31.1	72,576	26.4
Selling, general and administrative expenses	74,533	23.9	62,222	22.7
Other income	—	—	2,085	0.8

Income from operations	22,345	7.2	12,439	4.5
Interest income, net	1,839	0.6	1,372	0.5

Income before income taxes	24,184	7.8	13,811	5.0
Income taxes	9,482	3.1	5,388	1.9

Net income	$14,702	4.7%	$8,423	3.1%

Basic earnings per share	$0.19		$0.10

Diluted earnings per share	$0.19		$0.10

Weighted average basic shares	77,629		80,441
Weighted average diluted shares	78,171		81,108

STORE DATA:
Comparable store sales (decrease) increase	(4.1%)		1.0%
Stores open at end of period	792		726
Total gross square footage at end of period	2,805,960		2,578,224
Average square footage during period	2,775,823		2,555,801
Note:
All share and per share amounts presented above were given retroactive recognition to the three-for-two stock split on all shares of our common stock.

EXHIBIT C
AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA
(in thousands, except per share and store data)

	26 weeks ended
	August 4, 2007		July 29, 2006
		% of sales		% of sales
Net sales	$587,018	100.0%	$520,916	100.0%
Cost of sales (including certain buying, occupancy and warehousing expenses)	401,437	68.4	377,862	72.5

Gross profit	185,581	31.6	143,054	27.4
Selling, general and administrative expenses	142,752	24.3	120,487	23.1
Other income	—	—	2,085	0.4

Income from operations	42,829	7.3	24,652	4.7
Interest income, net	3,974	0.7	2,868	0.6

Income before income taxes	46,803	8.0	27,520	5.3
Income taxes	18,349	3.2	10,734	2.1

Net income	$28,454	4.8%	$16,786	3.2%

Basic earnings per share	$0.37		$0.21

Diluted earnings per share	$0.36		$0.21

Weighted average basic shares	77,555		81,026
Weighted average diluted shares	78,188		81,789

STORE DATA:
Comparable store sales decrease	(1.1)%		(0.9)%
Average square footage during period	2,719,441		2,495,181
Note:
All share and per share amounts presented above were given retroactive recognition to the three-for-two stock split on all shares of our common stock.